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SOBRATO                                    10600 N. De Anza Boulevard, Suite 200
DEVELOPMENT                                             Cupertino, CA 95014-2075
COMPANIES                                                         (408) 446-0700
                                                              FAX (408) 446-0583

                          SECOND AMENDMENT TO LEASE

This second amendment to lease ("Amendment") is made this 8th day of March, 1996 by and between Sobrato Interests, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 ("Landlord") and VISX, Incorporated, a Delaware corporation having its principal place of business at 3400 Central Expressway, Santa Clara, California ("Tenant").

                                 WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated July 16, 1992 and a First Amendment to Lease dated October 2, 1992 (collectively the "Lease") for the premises ("Premises") located at 3400 Central Expressway, Santa Clara; and

WHEREAS effective January 19, 1996, Landlord and Tenant wish to modify the Lease to reflect the Tenant's exercise of its right of First Offering to Lease;

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as follows:

     1. PREMISES: The first sentence of the second paragraph of Section 2 of the Lease (Premises) shall be replaced with the following: The entirety of that certain real property commonly known as 3400 Central Expressway, Santa Clara, California consisting of a two-story building of 108,844 square foot building and 385 parking stalls in a project consisting of a total of five (5) buildings including the Premises, totaling 412,171 square feet ("Project") as outlined in red on Exhibit "A".

     2. TERM & RENTAL: Section 4 of the Lease (Term & Rental) shall be replaced with the following: The Commencement Date of the Lease occurred on October 1, 1992 and shall end eighty four (84) months following Substantial Completion of the Tenant Improvements desired by Tenant to the second floor of the Premises ("Second Floor Commencement Date"). In addition to all other sums payable by Tenant under this Lease, prior to the Second Floor Commencement Date Tenant shall pay as base monthly rent ("Base Monthly Rent") for the Premises the sum of Forty Six Thousand Five Hundred and 90/100 Dollars ($46,500.90) per month. From the Second Floor Commencement

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Date through September 30, 1997, Tenant shall pay as Base Monthly Rent the sum of One Hundred Two Thousand Four Hundred Thirty Five and 90/100 Dollars ($102,435.90) per month. Beginning on October 1, 1997 through the balance of the Lease Term, subject to adjustment pursuant to Section 3 of this Amendment, Tenant shall pay as Base Monthly Rent the sum of One Hundred Seven Thousand Seven Hundred Fifty Five and 56/100 Dollars ($107,755.56) per month. Base Monthly Rent shall be due on or before the first day of each calendar month during Lease Term. All sums payable by Tenant under this Lease shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Landlord at such place or places as may be designated from time to time by Landlord. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment.

      3. RENTAL ADJUSTMENT: Section 4A of the Lease (Rental Adjustment) shall be replaced with the following: On the twenty fourth (24th) month following the Second Floor Commencement Date and every twenty four (24) months thereafter, (an "Adjustment Date"), the then payable Base Monthly Rent shall be subject to adjustment based on the increase, if any, in the Consumer Price Index that has occurred during the twenty four (24) months preceding the then applicable Adjustment Date. The basis for computing the adjustment shall be the U.S. Department of Labor, Bureau of Labor Statistic's Consumer Price Index for All Urban Consumers, All Items, 1982-84=100, for the San Francisco-Oakland-San Jose area ("Index"). The Index most recently published preceding the Second Floor Commencement Date for the first Adjustment (or previous Adjustment Date, as applicable), shall be considered the "Base Index". If the Index most recently published preceding the Adjustment Date ("Comparison Index") is greater than the Base Index, the then payable Base Monthly Rent shall be increased by multiplying the then payable Base Monthly Rent by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. Notwithstanding any subsequent decrease in the Index, the increase in the CPI for any calendar year shall never be less than four percent (4%) per year compounded annually nor more than eight percent (8%) per year compounded annually. On adjustment of the Base Monthly Rent Landlord shall notify Tenant by letter stating the new Base Monthly Rent. Landlord's calculation of the Base Monthly Rent escalation shall be conclusive and binding unless Tenant objects to said calculation within a thirty (30) day period following receipt from Landlord of such calculation. Landlord's failure to adjust Base Monthly Rent on an Adjustment Date shall not prevent Landlord from retroactively adjusting Base Monthly Rent at any subsequent time during the Lease Term. If the Index base year is changed so that it differs from 1982-84=100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the Lease Term, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the index had not been discontinued or revised.

     4. CONSTRUCTION AND POSSESSION: The entirety of Section 7 of the Lease (Construction and Possession) shall be replaced with the following:


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The Tenant Improvements shall be constructed by McLarney Construction, as general contractor, ("General Contractor") in accordance with the working drawings ("Working Drawings") attached as Exhibit "1" and budget for the cost of the Tenant Improvements ("Budget") attached as Exhibit "2". The Tenant Improvements constructed hereunder shall comply with all existing applicable municipal, local, state and federal laws, statutes, rules, regulations and ordinances. Landlord shall provide a warranty, excluding routine maintenance or damage caused by the negligence or misuse by Tenant, on the Tenant Improvements for one (1) year from the Second Floor Commencement Date. Landlord and Tenant shall be responsible for and shall pay the cost of the Tenant Improvements as allocated in the Budget attached as Exhibit "2". Tenant shall contract directly with General Contractor for the portion of the Tenant Improvements to be constructed at Tenant's expense and Tenant reserves the right to eliminate or delay the construction of this work.

In the event Tenant makes any changes to the Working Drawings which increase the cost of Tenant Improvements paid for by Landlord ("Cost Increase"), the Cost Increase shall be paid for by Tenant in cash within seven (7) days after payment by Landlord to the General Contractor. In the event Tenant makes any changes to the Final Working Drawings after March 1, 1996 which cause the General Contractor's construction schedule to be delayed, the Second Floor Commencement Date shall occur one (1) day in advance of Substantial Completion as defined below for each day of delay.

The Second Floor Commencement Date shall not be deemed to have occurred until such date Landlord notifies Tenant that Substantial Completion of the Tenant Improvements paid for by Landlord has occurred and the second floor of the Premises is ready for occupancy. "Substantial Completion" shall mean that:
(i) all necessary governmental approvals, permits, consents, and certificates have been obtained by or for Landlord for the lawful construction by Landlord, and occupancy by Tenant of the Premises, excluding any Tenant Improvement work paid for by Tenant, (ii) the Tenant Improvements paid for by Landlord have been completed consistent with the Working Drawings and (iii) said interior is in a "broom clean" finished condition.

     5. MAINTENANCE OF PREMISES: In the second to last sentence of Section 11.C of the Lease (Tenant's Allocable Share) change Tenant's Allocable Share of Building Costs to 100% and Tenant's Allocable Share of Project Costs to 26.41%. In addition add "Landlord agrees to replace to membrane of the roof of the Premises within six (6) months following the date of this Amendment."

     6.  OPTION TO EXTEND THE TERM OF THE LEASE:  In the third sentence of
Section 37.A of the Lease (Grant & Exercise of Option) add "ninety five percent (95%) of" before the phrase "Fair Market Rental".

     7. MISCELLANEOUS: All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment. Except as hereby amended, the Lease and all of the terms,

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covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

LANDLORD                               TENANT
Sobrato Interests,                     VISX, Incorporated
a California limited partnership       a Delaware corporation


By: /s/ John M. Sobrato                By:  /s/ Timothy R. Maier
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Its: General Partner                   Its: Chief Financial Officer
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